EXHIBIT 99.1

EXCERPTS FROM PRELIMINARY OFFERING MEMORANDUM

DATED OCTOBER 21, 2013

As used in this Exhibit, unless the context otherwise requires or indicates, the following terms have the following meanings:

•	“Additional Stock Payments” refers to cash payments to the holders of stock options, restricted stock awards and restricted stock units outstanding at the time of the Merger.

•	“Company,” “we,” “us,” “our” and “Dole” refer to Dole Food Company and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Dole Food Company.

•	“Dole Food Company” and “Issuer” refer to Dole Food Company, Inc., a Delaware corporation.

•	“Dole Asia” has the definition set forth in the definition of “ITOCHU Sale Transaction.”

•	“Equity Contribution” refers to the $215 million of cash provided by Parent pursuant to an equity contribution in Parent by Mr. Murdock in connection with the acquisition of Dole Food Company.

•

“EU Antitrust Fine” refers to the €45.6 million in fines imposed on Dole by the European General Court’s judgment affirming the European Commission’s October 15, 2008 decision finding violations by Dole of the European competition (antitrust) laws.

•

“Existing Amended and Restated Credit Agreement” refers to the amended and restated credit agreement, dated as of May 2, 2013, among Dole Food Company, Solvest, Deutsche Bank AG New York Branch, as administrative agent, and the other parties thereto.

•	“Existing Revolving Credit Facility” refers to the $180 million revolving credit facility under the Existing Amended and Restated Credit Agreement.

•	“Existing Term Loan” refers to the $675 million term loan under the Existing Amended and Restated Credit Agreement.

•

“Financing” refers to the (i) the proceeds of the notes, (ii) the $215 million of Equity Contribution, (iii) approximately $259 million of unrestricted cash of Dole Food Company and its subsidiaries at the closing of the Merger, (iv) the $150 million New ABL Facility (the proceeds of which may only be used to fund Dole’s operations after the consummation of the Merger) and (v) the $725 million New Term Loan.

•	“fiscal year ended” refers to our fiscal year, which ends on the Saturday closest to December 31.

•	“ITOCHU” refers to ITOCHU Corporation.

•

“ITOCHU Sale Transaction” refers to the sale of Dole’s worldwide packaged foods and Asia fresh produce businesses (collectively, “Dole Asia”) to ITOCHU for approximately $1.7 billion in cash, subject to certain adjustments, on April 1, 2013.

•	“LTM period” refers to the most recent trailing four fiscal quarter period.

•	“Merger” refers to the merger between Merger Sub and Dole Food Company, with Dole Food Company surviving the Merger as a wholly-owned subsidiary of Parent.

•

“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of August 11, 2013, among Parent, Merger Sub, David H. Murdock and Dole Food Company, as amended on August 19, 2013 and September 19, 2013, and as further amended from time to time.

•	“Merger Consideration” refers to the right to receive $13.50 in cash for each outstanding share of Dole Food Company common stock converted upon completion of the Merger.

•	“Merger Sub” refers to DFC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent.

•	“New ABL Facility” refers to Dole’s new $150 million asset based revolving facility.

•	“New Senior Credit Facilities” refers to the New ABL Facility and the New Term Loan.

•	“New Term Loan” refers to Dole’s new $725 million term loan.

•	“Non-Purchaser Parties Equity” refers to shares of Dole Food Company’s common stock that are not held by Parent, Merger Sub or Mr. Murdock or their affiliates or by the Issuer or its subsidiaries.

•	“notes” refers to the $275 million in senior secured notes offered by Dole Food Company in a private placement offering.

•	“Parent” refers to DFC Holdings, LLC, a Delaware limited liability company.

•	“Refinancing” refers to the expected refinancing by Dole of the Dole’s Existing Amended and Restated Credit Agreement.

•	“Solvest” refers to Solvest, Ltd., a Bermuda limited company and an indirect wholly-owned subsidiary of Dole Food Company.

•

“Transactions” refers to the Merger, the payment of the Merger Consideration and Additional Stock Payments, the Financing, the Refinancing and the payments of the fees and expenses in connection therewith.

Information presented herein on a “pro forma basis” gives effect to the Transactions and certain related transactions more fully described under “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Summary Pro Forma Consolidated Financial Information

The following table sets forth a summary of our consolidated financial data for the periods indicated.

We have derived the summary consolidated financial data for the LTM period ended June 15, 2013 from the audited consolidated financial statements and the unaudited condensed consolidated financial statements including in Dole’s previously filed periodic reports, which, in the opinion of our management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for such periods. We have derived the pro forma financial data for the LTM period ended June 15, 2013 from the unaudited pro forma condensed consolidated statements of operations included herein.

The summary consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the headings “Unaudited Pro Forma Condensed Consolidated Financial Statements” below and the unaudited condensed consolidated financial statements and accompanying notes and audited consolidated financial statements and accompanying notes included in Dole’s previously filed periodic reports.

	LTM Period Ended	Pro Forma LTM Period Ended(1)
	June 15, 2013	June 15, 2013

INCOME STATEMENT
Total revenues, net	$4,322,567	$4,322,567
Cost of products sold	(3,959,557)	(3,962,498)

Gross margin	$363,010	$360,069

Selling, general and administrative	(286,446)	(281,446)
Charges for restructuring and long-term receivables	(6,031)	(6,031)
ITOCHU transaction related costs	(67,053)	(67,053)
European Union antitrust legal provision	(59,700)	(59,700)
Gain on legal settlements, net	0	0
Gain on asset sales	12,031	12,031

Operating income (loss), net	($44,189)	($42,130)

Other income (expense), net	(13,139)	(13,139)
Interest income	4,454	4,454
Interest expense	(25,452)	(77,403)

Income (loss) from continuing operations before income taxes and equity earnings	($78,326)	($128,218)

Income tax (expense) benefit	(2,388)	16,322
Earnings from equity method investments	6,021	6,021

Income (loss) from continuing operations, net of income taxes	($74,693)	($105,875)
Discontinued Operations, Net of Tax:
Loss from discontinued operations, net of income taxes	(232,247)	(232,247)
Gain on disposal of discontinued operations, net of income taxes	251,931	251,931

Net income (loss)	($55,009)	($86,191)
Less: Net income attributable to noncontrolling interests	(2,591)	(2,591)

Net income (loss) attributable to shareholders	($57,600)	($88,782)

LTM Period Ended
June 15, 2013

CASH FLOW AND OTHER DATA:
Adjusted EBITDA	$170,514
Capital expenditures from continuing operations	80,787
Depreciation and amortization from continuing operations	64,794
Interest expense from continuing operations	25,452
Net cash from (used in) operating activities	(108,334)
Net cash from (used in) investing activities	1,496,134
Net cash from (used in) financing activities	(1,057,328)

	Pro Forma as Adjusted as of and for the LTM Period Ended June 15, 2013
	(in millions)
Pro Forma Data
Cash and cash equivalents	$69	(2)

Secured Debt
New ABL Facility	—
New Term Loan facility	725

Total priority lien secured debt	725
Senior secured notes offered hereby	275

Total secured debt	$1,000

Other debt	8

Total debt	$1,008

Adjusted EBITDA	$184
Interest expense(3)	77
Adjusted EBITDA / Interest expense	2.38x
Net priority lien secured debt / Adjusted EBITDA	3.57x
Net secured debt / Adjusted EBITDA	5.06x
Net total debt / Adjusted EBITDA	5.10x

Reconciliation of Net Income to EBIT before discontinued operations, Adjusted EBITDA and Pro Forma Adjusted EBITDA

	LTM Period Ended	Pro Forma LTM Period Ended
	June 15, 2013	June 15, 2013(1)

Net income (loss)	($55,009)	($86,191)
(Income) loss from discontinued operations, net of income taxes	232,247	232,247
(Gain) on disposal of discontinued operations, net of income taxes	(251,931)	(251,931)
Interest expense from continuing operations	25,452	77,403
Income taxes from continuing operations	2,388	(16,322)

EBIT before discontinued operations(4)	($46,853)	($44,794)

Depreciation and amortization from continuing operations	64,794	76,252
Net unrealized loss on derivative instruments from continuing operations	262	262
Foreign currency exchange (gain) loss on vessel obligations	(707)	(707)
Net unrealized loss on foreign denominated instruments from continuing operations	3,556	3,556
Share-based compensation from continuing operations	17,820	17,820
Charges for restructuring and long-term receivables from continuing operations	6,031	6,031
ITOCHU Sale Transaction related costs	67,053	67,053
European Union antitrust legal provision	59,700	59,700
Gain on asset sales	(12,031)	(12,031)
Refinancing charges from continuing operations	10,749	10,749
Shareholder proposal costs & share repurchase program costs	140	140

Adjusted EBITDA(4)	$170,514	$184,031

(1)	The pro forma financial data for the LTM period ended June 15, 2013 that has been derived from the unaudited pro forma condensed consolidated statements of operations included herein does not include any pro forma adjustments beyond pro forma adjustments impacting income (loss) from continuing operations before income taxes and equity earnings.
(2)

Approximately $259 million of Dole’s available cash will be used in connection with the consummation of the Transactions. Pro forma cash gives effect to payments made after June 15, 2013, of $32.9 million for a deposit on three new ships and $64.7 million for the EU Antitrust Fine. The pro forma adjustments to cash and cash equivalents included in the unaudited pro forma condensed consolidated financial statements included herein do not reflect the pro forma adjustments reflected above for the $32.9 million deposit made on three new ships and the $64.7 million payment for the EU Antitrust Fine because these payments are not directly attributable to the Transactions.

(3)	The pro forma LTM interest expense of $77 million includes (i) approximately $9 million of historical interest expense related to capital lease obligations and other items, (ii) approximately $8.7 million of interest incurred in connection with the European Union antitrust legal provision, (iii) pro forma cash interest expense of $53.3 million related to the notes offered herein and the New Term Loan and (iv) and pro forma amortization of new debt issuance costs of $6.4 million.
(4)	EBIT before discontinued operations is calculated from net income by (i) adding interest expense and income taxes, (ii) adding the loss or subtracting the income from discontinued operations, net of income taxes, and (iii) subtracting the gain on disposal of discontinued operations, net of income taxes. Adjusted EBITDA is calculated from EBIT before discontinued operations by (i) adding depreciation and amortization from continuing operations, (ii) adding the net unrealized loss or subtracting the net unrealized gain on derivative instruments from continuing operations, (iii) adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, (iv) adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments from continuing operations, (v) adding share-based compensation from continuing operations, (vi) adding charges for restructuring and long-term receivables from continuing operations, (vii) adding ITOCHU Sale Transaction related costs, (viii) adding European Union antitrust legal provision, (ix) subtracting the gain on asset sales from continuing operations, (x) adding refinancing charges from continuing operations, (xi) adding shareholder proposal costs and (xii) adding share repurchase program costs. Adjusted EBITDA, as reported in our SEC filings, did not reflect the adjustment for European Union antitrust legal provision contained herein.

USE OF PROCEEDS

The following table summarizes the estimated sources and uses of funds in connection with the Transactions as if the Transactions have occurred on June 15, 2013. Actual amounts set forth in the table and the accompanying footnotes will vary from estimated amounts depending on several factors, including our estimate of fees and expenses. You should read the following together with the information included under “The Transactions” and “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Sources of Funds		Uses of Funds
(in millions)		(in millions)
Cash from balance sheet	$259	Non-Purchaser Parties Equity(1)	$744
New Term Loan	725	Repay Existing Term Loan(2)	675
Notes offered hereby	275	Fees, expenses & OID	55
Equity Contribution	215

Total sources of funds	$1,474	Total uses of funds	$1,474

(1)	Based on diluted shares outstanding per our definitive proxy statement for our special meeting of stockholders on Schedule 14A filed on October 3, 2013, and share price of $13.50.
(2)	Our Existing Amended and Restated Credit Agreement will be refinanced in connection with the Merger. As of June 15, 2013, we had approximately $675 million outstanding under our Existing Term Loan, at interest rates of approximately 3.75% per annum, and no borrowings under our Existing Revolving Facility. The Existing Term Loan and Existing Revolving Facility mature on April 1, 2020 and April 1, 2018, respectively.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 15, 2013 on an actual basis and on a pro forma basis.

You should read this table in conjunction with “Summary—Summary Historical and Pro Forma Consolidated Financial Information,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Result of Operations” and our unaudited condensed consolidated interim financial statements and related notes for the second quarter of fiscal year 2013 and other information incorporated by reference into this offering memorandum.

	As of June 15, 2013
	Actual	Pro Forma as Adjusted
	(in millions)
Cash and cash equivalents(1)	$424.9	$69.0

Debt
Revolving credit facility	—	—
New ABL facility(2)	—	—
Existing Term Loan facility	675.0	—
New Term Loan facility	—	725.0
Senior secured notes offered hereby	—	275.0
Other debt	8.0	8.0

Total debt	$683.0	$1,008.0
Total equity(3)	859.8	561.0

Total capitalization	$1,542.8	$1,569.0

(1)	Approximately $259 million of Dole’s available cash and cash equivalents will be used in connection with the consummation of the Transactions. Pro forma cash gives effect to payments made after June 15, 2013, of $32.9 million for a deposit on three new ships and $64.7 million for the EU Antitrust Fine. The pro forma adjustments to cash and cash equivalents included in the unaudited pro forma condensed consolidated financial statements included herein do not reflect the pro forma adjustments reflected above for the $32.9 million deposit made on three new ships and the $64.7 million payment for the EU Antitrust Fine because these payments are not directly attributable to the Transactions.
(2)	As of June 15, 2013, $18 million in letters of credit were outstanding under the Existing Revolving Credit Facility.
(3)	Pro forma equity includes a $215 million cash investment by Mr. Murdock and 35.6 million shares of Dole Food Company owned by Mr. Murdock or his affiliates which will be contributed to Merger Sub as equity, which have been preliminarily valued at $371 million, less anticipated transaction fees and costs of $23 million and the write off of debt issuance and other costs of $8.5 million. Under the accounting rules, the valuation of the shares currently held by Mr. Murdock or his affiliates are required to reflect a minority interest discount, and for purposes of the pro forma financial statements, this discount has been preliminarily based on the unaffected share price of $10.43 per share on May 8, 2013. As a result, the 35.6 million shares currently owned by Mr. Murdock or his affiliates have been preliminarily valued at $371 million for financial accounting purposes. Included in this amount is also $6.5 million of equity attributable to non-controlling interests.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements (the “pro forma financial statements”) are derived from the historical financial statements of Dole incorporated by reference herein. The historical financial statements have been adjusted to give effect to the Transactions.

The unaudited pro forma condensed consolidated financial statements were prepared to illustrate the estimated effects of the Transactions. The pro forma condensed consolidated balance sheet gives effect to the Transactions as if the Transactions had occurred as of June 15, 2013. The pro forma condensed consolidated statements of operations for the half year ended June 15, 2013, the half year ended June 16, 2012, and for the fiscal year ended December 29, 2012 give effect to the Transactions as if they had occurred as of January 1, 2012, the first day of the 2012 fiscal year. The pro forma adjustments are based upon available information and certain assumptions that Dole believes are reasonable. The pro forma financial statements do not purport to represent what Dole’s results of operations or financial condition would actually have been had the Transactions in fact occurred as of such date or to project Dole’s results of operations or financial condition.

The Merger will be accounted for as a step-acquisition using the purchase method of accounting at the Parent level with the related purchase accounting pushed down to Dole. Using step-acquisition accounting, the total fair value of Dole as of the date the Merger is consummated will be allocated to the assets acquired and liabilities assumed based upon their fair values. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying pro forma financial statements based on Dole’s preliminary estimates. The actual allocation of purchase cost and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. To the extent that additional value is assigned to property, plant and equipment and amortizable assets, the value of goodwill will be reduced. In addition, depreciation and amortization expense may increase or decrease from the amounts presented in the accompanying statements if the adjustments to amortizable assets change.

Our historical financial statements have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the condensed consolidated statements of operations, expected to have a continuing impact on Dole. The unaudited pro forma condensed consolidated statements of operations do not reflect any non-recurring charges directly related to the Transactions that have already been incurred or will be incurred. However, the impact of these non-recurring charges has been reflected in the unaudited pro forma condensed consolidated balance sheet. These non-recurring charges are further described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes to the pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 15, 2013

(Dollars in thousands)

	June 15, 2013	Transactions Pro Forma Adjustments		June 15, 2013 Pro Forma for the Transactions
Assets
Cash and cash equivalents	$424,936	$(258,528	)(1)	$166,408
Restricted cash	16,339	—		16,339
Receivables, net of allowances	595,253	—		595,253
Inventories	217,059	34,729	(2)	251,788
Prepaid expenses and other assets	34,927	1,828	(6)	36,755
Deferred income tax assets	6,894	—		6,894
Assets held-for-sale	599	—		599

Total current assets	1,296,007	(221,971)		1,074,036

Investments	90,082	—		90,082
Actively marketed property	151,086	48,914	(2)	200,000
PPE, net of accumulated depreciation	646,714	161,679	(2)	808,393
Goodwill	259,963	(70,845	)(5)	189,118
Intangible assets, net	259,417	178,743	(4)	438,160
Other assets, net	114,345	22,626	(6)	136,971

Total assets	$2,817,614	$119,146		$2,936,760

Liabilities and Equity
Accounts payable	$349,401	$—		$349,401
Accrued liabilities	430,130	13,024	(3)	443,154
Current portion of long-term debt, net	7,280	500	(7)	7,780
Notes payable	3,007	—		3,007

Total current liabilities	789,818	13,524		803,342

Long-term debt, net	672,690	324,500	(7)	997,190
Deferred income tax liabilities	123,143	127,989	(3)	251,132
Other long-term liabilities	372,129	(48,031	)(2)	324,098

Total liabilities	1,957,780	417,982		2,375,762

Total equity attributable to Dole	853,286	(298,836	)(8)	554,450
Equity attributable to noncontrolling interests	6,548	—		6,548

Total liabilities and equity	$2,817,614	$119,146		$2,936,760

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE HALF YEAR ENDED JUNE 15, 2013

(Dollars in thousands)

	Half Year Ended June 15, 2013	Transactions Pro Forma Adjustments		Half Year Ended June 15, 2013 Pro Forma for the Transactions
Revenues, net	$2,242,219	$—		$2,242,219
Cost of products sold	(2,032,789)	(217	) (9)	(2,033,006)

Gross margin	209,430	(217)		209,213
Selling, marketing and general and administrative expenses	(134,661)	2,308	(10)	(132,353)
Charges for restructuring and long-term receivables	(4,181)	—		(4,181)
ITOCHU Sale Transaction related costs	(19,746)	—		(19,746)
European Union antitrust legal provision	(33,700)	—		(33,700)
Gain on asset sales	5,275	—		5,275

Operating income	22,417	2,091		24,508
Other income (expense), net	(7,115)	—		(7,115)
Interest income	2,204	—		2,204
Interest expense	(17,735)	(19,822	) (11)	(37,557)

Income (loss) from continuing operations before income taxes and equity earnings	(229)	(17,731)		(17,960)
Income taxes	2,584	6,649	(12)	9,233
Earnings from equity method investments	3,291	—		3,291

Income from continuing operations, net of income taxes	$5,646	$(11,082)		$(5,436)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE HALF YEAR ENDED JUNE 16, 2012

(Dollars in thousands)

	Half Year Ended June 16, 2012	Transactions Pro Forma Adjustments		Half Year Ended June 16, 2012 Pro Forma for the Transactions
Revenues, net	$2,166,360	$—		$2,166,360
Cost of products sold	(1,952,174)	(2,335	) (9)	(1,954,509)

Gross margin	214,186	(2,335)		211,851
Selling, marketing and general and administrative expenses	(132,749)	2,308	(10)	(130,441)
Charges for restructuring and long-term receivables	(3,308)	—		(3,308)
ITOCHU Sale Transaction related costs	(1,088)	—		(1,088)
Gain on asset sales	6,157	—		6,157

Operating income	83,198	(27)		83,171
Other income (expense), net	2,894	—		2,894
Interest income	2,404	—		2,404
Interest expense	(4,502)	(27,539	) (11)	(32,041)

Income (loss) from continuing operations before income taxes and equity earnings	83,994	(27,566)		56,428
Income taxes	(5,783)	10,337	(12)	4,554
Earnings from equity method investments	3,333	—		3,333

Income from continuing operations, net of income taxes	$81,544	$(17,229)		$64,315

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 29, 2012

(Dollars in thousands)

	Fiscal Year Ended December 29, 2012	Transactions Pro Forma Adjustments		Fiscal Year Ended December 29, 2012 Pro Forma for the Transactions
Revenues, net	$4,246,708	$—		$4,246,708
Cost of products sold	(3,878,942)	(5,059	) (9)	(3,884,001)

Gross margin	367,766	(5,059)		362,707
Selling, marketing and general and administrative expenses	(284,534)	5,000	(10)	(279,534)
Charges for restructuring and long-term receivables	(5,158)	—		(5,158)
ITOCHU Sale Transaction related costs	(48,395)	—		(48,395)
European Union antitrust legal provision	(26,000)	—		(26,000)
Gain on asset sales	12,913	—		12,913

Operating income	16,592	(59)		16,533
Other income (expense), net	(3,130)	—		(3,130)
Interest income	4,654	—		4,654
Interest expense	(12,219)	(59,668	) (11)	(71,887)

Income (loss) from continuing operations before income taxes and equity earnings	5,897	(59,727)		(53,830)
Income taxes	(10,755)	22,398	(12)	11,643
Earnings from equity method investments	6,063	—		6,063

Income from continuing operations, net of income taxes	$1,205	$(37,329)		$(36,124)

Notes to unaudited pro forma condensed consolidated financial statements (Dollars in thousands unless otherwise specified):

(1)	Cash and Cash Equivalents: This reflects the net effect of the Transactions on the cash and cash equivalents balance as follows:

Sources:
Notes offered hereby	$275,000
New Term Loan	725,000
Parent equity investment	215,000

Uses:
Purchase of public shares (54,555,163 @ 13.50 per share)	$(736,495)
Repayment of Existing Term Loan	(675,000)
Cash paid to settle stock options	(7,033)
Debt issuance costs	(32,000)
Transaction fees and costs	(23,000)

Pro forma adjustment to cash and cash equivalents	$(258,528)

(2)	Net Tangible Assets: The Merger will be accounted for as a step acquisition at the Parent level with the related purchase accounting pushed down to Dole using the acquisition method of accounting. Since the Merger will be accounted for as a step acquisition, the total fair value of Dole as of the consummation date will be allocated to the individual assets acquired and the liabilities assumed based upon their respective fair values resulting in a full step-up of assets and liabilities to 100% of their estimated fair values. The following represents the preliminary estimated purchase accounting adjustments attributable to tangible assets and liabilities resulting from the Merger:

Inventory	$34,729
Property, plant and equipment	161,679
Actively marketed land	48,914
Other long-term liabilities	48,031

Pro forma adjustment to net tangible assets	$293,353

The purchase accounting adjustments to inventory primarily relates to the value of un-harvested product, mainly pineapples and bananas, at the date of acquisition. The estimated fair value of inventory is based upon the estimated selling price of the inventory less a margin for the selling and distribution effort and additional growing costs to be incurred prior to the harvest. The purchase accounting adjustment to property, plant and equipment primarily reflects the step-up of land, buildings, machinery and equipment and cultivations. The estimated fair value of the inventory and the property, plant and equipment has been based upon current market conditions and similar valuations performed in the past and represent preliminary estimates. The estimated fair value of the actively marketed land is based upon preliminary internal valuations performed taking into account market data.

The purchase accounting adjustment to other long-term liabilities represents an adjustment of approximately $49 million to reduce the pension plan liabilities to their estimated net funded status as of June 15, 2013. This purchase accounting adjustment has been offset by a liability of $1 million related to pre-combination compensation cost associated with Dole’s restricted stock awards (refer to Note (5) for further information). As a result, the net pro forma adjustment to other long-term liabilities is $48 million.

(3)	Deferred Income Taxes: Represents deferred taxes corresponding to estimated temporary differences resulting from the Merger:

Pro forma increase to current deferred income tax liabilities for inventory adjustment	$13,024

Deferred income tax liability adjustment for property, plant and equipment	60,629
Deferred income tax liability adjustment for actively marketed land	18,343
Deferred income tax liability adjustment for the pension plans	(18,012)
Deferred income tax liability adjustment for the indefinite-lived intangible assets	67,029

Total pro forma increase to long-term deferred income tax liabilities	$127,989

For purposes of these pro forma adjustments to deferred taxes, the U.S. federal and state statutory rate of 37.5% has been used for all periods presented.

(4)	Intangible Assets: Represents pro forma adjustments to adjust identifiable intangible assets to their estimated fair values:

Amortizable intangible assets	$6,785
Indefinite-lived intangible assets	171,958

Total pro forma adjustment to intangible assets	$178,743

Dole’s management has estimated that approximately $402 million of the fair value of Dole relates to its trademarks and trade names, which have an indefinite life and as such, will not be amortized but will be periodically tested for impairment. Additionally, Dole’s management has estimated that approximately $37 million of the fair value to Dole relates to customer relationships with finite lives, which will be amortized over their respective estimated useful lives of ten years and periodically be tested for impairment. The final determination of the estimated useful lives of the customer relationships may vary significantly from the preliminary useful life determined for pro forma purposes.

The estimated fair value of Dole’s trademarks and trade name were valued using a discounted cash flow analysis using the relief from royalty method. The cash flows are sensitive to certain assumptions such as royalty rates, estimated cost of capital, revenue projections and expected tax rates and the final valuation may vary significantly from Dole’s preliminary analysis.

(5)	Goodwill: A preliminary allocation of the purchase price has been made to Dole’s major categories of assets and liabilities in the accompanying pro forma financial statements. The final allocation of the purchase price may result in significant differences from the pro forma amounts included herein. The following represents the estimated value attributable to goodwill resulting from the Merger:

Purchase of public shares (54,555,163 shares at $13.50 per share)	$736,495
Fair value of minority shares (35,568,585 shares valued at $10.43 per share)	370,980
Fair value of noncontrolling interests	6,548
Restricted shares	927
Stock options	6,049

Total fair value	$1,120,999

Less: Fair value allocation
Net tangible assets (includes deferred income tax liabilities of $13,024 included in accrued expenses)	$737,959
Intangible assets	438,160
Deferred income taxes	(244,238)

Pro forma goodwill	189,118
Less: Historical goodwill	(259,963)

Pro forma adjustment to goodwill	$(70,845)

Mr. Murdock will contribute approximately 36 million shares of common stock of Dole Food Company to Parent. Immediately upon receipt, Parent will contribute the shares to Merger Sub as equity. Merger Sub will merge with and into Dole Food Company, and Dole Food Company will be the surviving entity. In determination of the fair value of Dole as of the consummation date of the Merger, the shares not already owned by Mr. Murdock or his affiliates were valued at $13.50 per share and the approximately 36 million shares already owned by Mr. Murdock and his affiliates have been preliminarily valued at $371 million. Under the accounting rules, the valuation of the shares currently held by Mr. Murdock or his affiliates are required to reflect a minority interest discount, and for purposes of the pro forma financial statements, this discount has been preliminarily based on the unaffected share price of $10.43 per share on May 8, 2013. As a result, the 35.6 million shares currently owned by Mr. Murdock or his affiliates have been preliminarily valued at $371 million for financial accounting purposes. The actual discount applied to these shares when the final determination of the fair value of Dole has been determined may vary from the fair value used for pro forma purposes.

Each stock option outstanding at the time of the Merger, whether vested or unvested, will automatically be converted into the right to receive cash in an amount equal to the difference between $13.50 per share and the exercise price of the stock option. Dole expects to pay approximately $7 million upon consummation of the Merger to settle the vested and unvested stock options. Dole expects that approximately $6 million of the payment will be attributed to pre-combination compensation cost, and as a result, this amount has been reflected in the fair value calculation above. The portion of the payment that does not relate to pre-combination compensation costs will be recognized as an expense in Dole’s successor financial statements upon the consummation of the Merger. This cost has not been reflected in the pro forma condensed consolidated statement of operations because it is a one-time nonrecurring cost.

In addition, each share of restricted stock and restricted stock units outstanding at the time of the Merger will automatically be converted into the right to receive $13.50 in cash for each share outstanding. The cash will be paid upon the vesting date of the applicable award as originally determined, subject to the continued employment of the holder of the award. As a result, these awards will not be immediately settled upon the consummation of the Merger. Dole has attributed $0.9 million of costs associated with these options to pre-combination costs, and as a result, this amount has been reflected in the fair value calculation above.

(6)	Prepaid Expenses and Other Assets, Net: Reflects pro forma adjustments to capitalize new debt issuance costs and to write-off existing debt issuance costs:

Write-off of deferred debt issuance costs on the Existing Term Loan and Existing Revolving Credit Facility	$(1,458)
Debt issuance costs associated with the New Term Loan and New ABL Facility	3,286

Pro forma adjustment to prepaid expenses and other current assets, net	$1,828

Write-off of deferred debt issuance costs on the Existing Term Loan and Existing Revolving Credit Facility	$(6,088)
Debt issuance costs associated with the notes offered herein, the New Term Loan, and the New ABL Facility	28,714

Pro forma adjustment to other assets, net	$22,626

(7)	Current Portion of Long Term Debt and Long-term Debt: Reflects the issuance of the notes offered herein and the refinancing of the Existing Term Loan and the Existing Revolving Credit Facility:

Repayment of the Existing Term Loan	$(6,750)
Current portion of the New Term Loan	7,250

Pro forma adjustment to current portion of long-term debt, net	$500

Repayment of the Existing Term Loan	$(668,250)
Non-current portion of the New Term Loan	717,750
Notes offered herein	275,000

Pro forma adjustment to long-term debt, net	$324,500

(8)	Shareholders’ Equity: Shareholders’ equity is computed as follows:

Fair value of minority shares (35,568,585 valued at $10.43 per share)	$370,980
Contributed investment	215,000
Write-off of debt issuance costs associated with the Existing Term Loan and Existing Revolving Credit Facility	(7,546)
Transaction fees and costs	(23,000)
Share based compensation expense	(984)

Pro forma equity	544,450
Less: Historical equity of Dole	(853,286)

Pro forma adjustment to equity	$(298,836)

Mr. Murdock will contribute approximately 36 million shares of common stock of Dole Food Company (that have been preliminary valued at $371 million, using the unaffected price of $10.43 per share on May 8, 2013, as required by accounting rules) and $215 million of cash to Parent. The shares and cash will then be contributed to Merger Sub as equity. Merger Sub will merge with and into Dole Food Company, and Dole Food Company will be the surviving entity.

The transaction fees and costs represent the third party estimated transaction costs associated with the Transactions that will be recognized as expense in Dole’s financial statements. The write-off of deferred debt issuance costs reflects the write-off of capitalized costs associated with the Existing Term Loan and Existing Revolving Credit Facility. The share based compensation expense represents expense that will be recognized by Dole upon the consummation of the Merger related to the acceleration of unvested stock options (see Note (5) for further information).

(9)	Cost of Products Sold: Reflects the impact of (i) the sale of stepped up inventory and the amortization of intangibles and the depreciation of property, plant and equipment stepped up in purchase accounting and (ii) a reduction in net periodic pension costs as a result of the re-measurement of Dole’s pension plans.

	Fiscal Year Ended December 29, 2012	Half Year Ended June 15, 2013	Half Year Ended June 16, 2012
Pro forma depreciation of property, plant and equipment	$(10,779)	$(4,975)	$(4,975)
Pro forma amortization of intangible assets with finite lives	(679)	(313)	(313)
Pro forma adjustment to historical net periodic pension cost	6,399	5,071	2,953

Total pro forma adjustment to cost of products sold	$(5,059)	$(217)	$(2,335)

The pro forma adjustments made to property, plant and equipment and the definite lived intangible assets are being amortized over fifteen and ten years, respectively. The final determination of the estimated useful lives of these assets may be significantly different than the estimated useful lives determined for pro forma purposes. Not included in the pro forma adjustment to cost of products sold for the half year ended June 16, 2012 and the year ended December 29, 2012 is $34.7 million of additional inventory costs that will be recorded to cost of products sold as the underlying inventory is sold. Since this adjustment will not have a recurring impact and is less than twelve months in duration, it has been excluded from the pro forma adjustments above.

(10)	Selling, marketing and general and administrative expense: Upon consummation of the Transactions, Dole will become a private company. As a result, Dole’s ongoing compliance and support costs associated with being a public company will be eliminated resulting in annual savings of approximately $5 million per year. These savings will be derived from headcount reductions in addition to a reduction in external compliance costs.

(11)	Interest Expense: The pro forma adjustment to interest expense has been calculated as follows:

	Fiscal Year Ended December 29, 2012	Half Year Ended June 15, 2013	Half Year Ended June 16, 2012
Pro forma interest expense incurred on the notes offered hereby and the New Term Loan	$53,250	$24,577	$24,577
Pro forma amortization of debt issuance costs	6,418	2,962	2,962
Elimination of historical interest expense and amortization of historical debt issuance costs	—	(7,717)	—

Pro forma adjustment to interest expense	$59,668	$19,822	$27,539

The pro forma interest expense for the notes offered herein and for the New Term Loan has been computed using a weighted average interest rate of 5.3%. Of the $32 million of estimated debt issuance costs expected to be incurred, approximately $9 million of these costs are associated with the notes offered herein and approximately $23 million of these costs are associated with the New Term Loan and the New ABL Facility. These costs are being amortized over their expected term of five and a half years for the notes offered herein, five years for the New Term Loan and four and a half years for the New ABL Facility.

An increase or decrease of 0.125% in the weighted average interest rate of the New Term Loans and the notes offered herein would change the annual pro forma interest expense by $1.3 million.

(12)	Income Taxes: For purposes of these pro forma adjustments, the U.S. federal and state statutory rate of 37.5% has been used for all periods presented.